UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2007

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia	22980
(Address of Principal Executive Offices)	(Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2007, NTELOS Holdings Corp., a Delaware corporation (the “Company”), announced the execution of a General Agreement for Purchase of Personal Communications Services Systems (“General Agreement”), dated and effective as of August 3, 2007 between NTELOS Inc. (“NTELOS”) and Lucent Technologies Inc. (“Alcatel Lucent”). The Company is the parent of NTELOS.

The General Agreement has a term of three years from the effective date, or August 3, 2010. Under the General Agreement, NTELOS has agreed to purchase the software and hardware from Alcatel-Lucent to enable NTELOS to deploy an upgrade of the NTELOS wireless network to Evolution-Data Optimized Revision A (“EVDO”). The General Agreement also provides for NTELOS to use services from Alcatel-Lucent to engineer and install the EVDO network upgrade. NTELOS has agreed to utilize Alcatel-Lucent products for its wireless network infrastructure, including switching, wireless access, and transport of both voice and data traffic. With minor exceptions, the General Agreement requires NTELOS to purchase the software and hardware to be used in the network upgrade exclusively from Alcatel-Lucent. NTELOS expects to purchase approximately $88 million in equipment, services and software pursuant to the General Agreement to accomplish the EVDO upgrade of its network and to add capacity to that network for growth.

In addition, on August 3, 2007, the Company issued a press release announcing the entry into the General Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated August 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: August 3, 2007

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 3, 2007.